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                                                                       Exhibit 1

                          CERTIFICATE OF INCORPORATION

                                       OF

                       CORPORATE ASSET BACKED CORPORATION

     FIRST:    The name of this Corporation is Corporate Asset Backed
Corporation.

     SECOND:   The registered office of this Corporation in the State of
Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD:    The purpose of this Corporation is limited to (i) selling
varying types of securities that are backed or secured by direct obligations (the "Obligations") of corporations eligible to offer and sell securities registered on a registration statement on Form S-3 promulgated under the Securities Act of 1933, as amended; (ii) using the proceeds of the sale of such securities to acquire the Obligations; (iii) acquiring, owning, holding and pledging or selling interests in the Obligations; (iv) acting as settlor or depositor of trusts formed to issue series of securities and investing in or selling beneficial interests in the same; (v) investing cash balances on an interim basis in certain short-term investments; and (vi) engaging in activities incidental to and necessary to accomplish the foregoing.

     FOURTH:   The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, each having a par value of $1.00 per share.

     FIFTH:    The name and mailing address of the sole incorporator is as follows: Thomas C. Naratil, c/o PaineWebber Incorporated, 1285 Avenue of the Americas, New York, New York 10019.

     SIXTH:    The business and affairs of the Corporation shall be managed by or under the direction of the board of directors. In furtherance and not in limitation of the power conferred upon the board of directors by law, the board of directors shall have power to make, adopt, alter, amend and repeal from time to time By-Laws of this Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal By-Laws made by the board of directors. The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided by, the By-Laws of the Corporation. The election of directors need not be by ballot unless the By-Laws shall so require.
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     SEVENTH:  The holders of the capital stock of the Corporation shall not be personally liable for the payment of the Corporation's debts and the private property of the holders of the capital stock of the Corporation shall not be subject to the payment of debts of the Corporation to any extent whatsoever.

     EIGHTH:    Whenever a compromise or arrangement is proposed between this
Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholder or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

     NINTH:    A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. No repeal or modification of this Article Ninth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such repeal or modification.

     TENTH:    The Corporation shall, to the fullest extent permitted by
Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

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     ELEVENTH: Meetings of the stockholders may be held within or without the
State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the Delaware General Corporation
Law) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the By-Laws of the Corporation.

     IN WITNESS WHEREOF, this Certificate of Incorporation has been duly adopted by the sole incorporator of the Corporation, pursuant to the General Corporation Law of the State of Delaware this 18th day of November, 1993.

                                   /s/ Thomas C. Naratil
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                                   Thomas C. Naratil
                                   Sole Incorporator